UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

------------------------------------------------------------------------------

                                 SCHEDULE 13G


                                (Rule 13d-102)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
     RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                   Under the Securities Exchange Act of 1934


                              Acadia Realty Trust
                       --------------------------------
                               (Name of Issuer)


             Common Shares of Beneficial Interest, par value $.001
       ----------------------------------------------------------------
                        (Title of Class of Securities)


                                   004239109
                            -----------------------
                                (CUSIP Number)











                              September 30, 2003
                   ----------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ X ]  Rule 13d-1(b)

[   ]  Rule 13d-1(c)

[   ]  Rule 13d-1(d)

CUSIP No.  004239109

...................................................................................................................................
1.   Names of Reporting Persons.

     Cliffwood Partners LLC

     I.R.S. Identification Nos. of above persons (entities only):

     95-4648555
...................................................................................................................................
2.   Check the Appropriate Box if a Member of a Group

     (a) [X]

     (b) [ ]
...................................................................................................................................
3.   SEC Use Only
...................................................................................................................................
4.   Citizenship or Place of Organization                  Delaware, United States
................................... ...............................................................................................
Number of                 5.  Sole Voting Power                        None
Shares                    ........................................................................................................
Beneficially              6.  Shared Voting Power                  1,639,200
Owned by                  ........................................................................................................
Each                      7.  Sole Dispositive Power                   None
Reporting                 ........................................................................................................
Person With               8.  Share Dispositive Power                1,639,200
............ ......................................................................................................................
9.   Aggregate Amount Beneficially Owned by Each Reporting Person                                     1,639,200
............ ......................................................................................................................
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
............ ......................................................................................................................
11.  Percent of Class Represented by Amount in Row (9)

     6.0% based on 27,136,845 shares outstanding as of August 12, 2003.
............ ......................................................................................................................
12.  Type of Reporting Person          IA
...................................................................................................................................



                                                                  2

...................................................................................................................................
1.   Names of Reporting Persons.

     Cliffwood Equity Fund, L.P.

     I.R.S. Identification Nos. of above persons (entities only):

     95-4486713
...................................................................................................................................
2.   Check the Appropriate Box if a Member of a Group

     (a) [X]

     (b) [ ]
...................................................................................................................................
3.   SEC Use Only
...................................................................................................................................
4.   Citizenship or Place of Organization                  Delaware, United States
...................................................................................................................................
Number of                 5.  Sole Voting Power                        None
Shares                    ........................................................................................................
Beneficially              6.  Shared Voting Power                  1,639,200
Owned by                  ........................................................................................................
Each                      7.  Sole Dispositive Power                   None
Reporting                 ........................................................................................................
Person With               8.  Share Dispositive Power                1,639,200
...................................................................................................................................
9.   Aggregate Amount Beneficially Owned by Each Reporting Person                                            1,639,200
...................................................................................................................................
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
...................................................................................................................................
11.  Percent of Class Represented by Amount in Row (9)

     6.0% based on 27,136,845 shares outstanding as of August 12, 2003.
...................................................................................................................................
12.  Type of Reporting Person          PN



                                                                  3

...................................................................................................................................
1.   Names of Reporting Persons.

     Cliffwood Absolute Return Strategy, L.P.

     I.R.S. Identification Nos. of above persons (entities only):

     95-4789951
...................................................................................................................................
2.   Check the Appropriate Box if a Member of a Group

     (a) [X]

     (b) [ ]
...................................................................................................................................
3.   SEC Use Only
...................................................................................................................................
4.   Citizenship or Place of Organization                  Delaware, United States
...................................................................................................................................
Number of                 5.  Sole Voting Power                        None
Shares                    ........................................................................................................
Beneficially              6.  Shared Voting Power                  1,639,200
Owned by                  ........................................................................................................
Each                      7.  Sole Dispositive Power                   None
Reporting                 ........................................................................................................
Person With               8.  Share Dispositive Power                1,639,200
...................................................................................................................................
9.   Aggregate Amount Beneficially Owned by Each Reporting Person                                            1,639,200
...................................................................................................................................
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
...................................................................................................................................
11.  Percent of Class Represented by Amount in Row (9)

     6.0% based on 27,136,845 shares outstanding as of August 12, 2003.
...................................................................................................................................
12.  Type of Reporting Person          PN



                                                                 4

...................................................................................................................................
1.   Names of Reporting Persons.

     Cliffwood Absolute Return Strategy, Ltd.

     I.R.S. Identification Nos. of above persons (entities only):

     N/A
...................................................................................................................................
2.   Check the Appropriate Box if a Member of a Group

     (a) [X]

     (b) [ ]
...................................................................................................................................
3.   SEC Use Only
...................................................................................................................................
4.   Citizenship or Place of Organization                  Cayman Islands, British West Indies
...................................................................................................................................
Number of                 5.  Sole Voting Power                        None
Shares                    ........................................................................................................
Beneficially              6.  Shared Voting Power                  1,639,200
Owned by                  ........................................................................................................
Each                      7.  Sole Dispositive Power                   None
Reporting                 ........................................................................................................
Person With               8.  Share Dispositive Power                1,639,200
...................................................................................................................................
9.   Aggregate Amount Beneficially Owned by Each Reporting Person                                            1,639,200
...................................................................................................................................
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
...................................................................................................................................
11.  Percent of Class Represented by Amount in Row (9)

     6.0% based on 27,136,845 shares outstanding as of August 12, 2003.
...................................................................................................................................
12.  Type of Reporting Person          OO



                                                                 5

...................................................................................................................................
1.   Names of Reporting Persons.

     Cliffwood Value Equity Fund, L.P.

     I.R.S. Identification Nos. of above persons (entities only):

     95-4817104
...................................................................................................................................
2.   Check the Appropriate Box if a Member of a Group

     (a) [X]

     (b) [ ]
...................................................................................................................................
53.   SEC Use Only
...................................................................................................................................
4.   Citizenship or Place of Organization                  Delaware, United States
...................................................................................................................................
Number of                 5.  Sole Voting Power                        None
Shares                    ........................................................................................................
Beneficially              6.  Shared Voting Power                  1,639,200
Owned by                  ........................................................................................................
Each                      7.  Sole Dispositive Power                   None
Reporting                 ........................................................................................................
Person With               8.  Share Dispositive Power                1,639,200
...................................................................................................................................
9.   Aggregate Amount Beneficially Owned by Each Reporting Person                                            1,639,200
...................................................................................................................................
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
...................................................................................................................................
11.  Percent of Class Represented by Amount in Row (9)

     6.0% based on 27,136,845 shares outstanding as of August 12, 2003.
...................................................................................................................................
12.  Type of Reporting Person          PN

Item 1(a).  Name of Issuer:

            Acadia Realty Trust

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1311 Mamaroneck Avenue
            White Plains, NY 10605
            914-288-8100

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if None, Residence
Item 2(c).  Citizenship

            Cliffwood Partners LLC
            11726 San Vicente Blvd. #600
            Los Angeles, CA  90049
            Delaware limited liability company

            Cliffwood Equity Fund, L.P.
            c/o Cliffwood Partners LLC
            11726 San Vicente Blvd. #600
            Los Angeles, CA  90049
            Delaware limited partnership

            Cliffwood Absolute Return Strategy, L.P.
            c/o Cliffwood Partners LLC
            11726 San Vicente Blvd. #600
            Los Angeles, CA  90049
            Delaware limited partnership

            Cliffwood Absolute Return Strategy, Ltd.
            c/o CITCO Fund Services (Cayman Islands) Limited
            P.O. Box 31106
            Corporate Centre
            West Bay Road
            Grand Cayman, Cayman Islands
            British West Indies
            Cayman Islands exempted company

            Cliffwood Value Equity Fund, L.P.
            c/o Cliffwood Partners LLC
            11726 San Vicente Blvd. #600
            Los Angeles, CA  90049
            Delaware limited partnership

Item 2(d). Title of Class of Securities:

           Common Shares of Beneficial Interest, par value $.001 per share

Item 2(e). CUSIP Number:

           004239109

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or
           13d-2(b) or (c),
           Check Whether the Person Filing is a:

           (a) | | Broker or dealer registered under Section 15 of the Exchange Act.
           (b) | | Bank as defined in Section 3(a)(6) of the Exchange Act.
           (c) | | Insurance company as defined in Section 3(a)(19) of the Exchange Act.
           (d) | | Investment company registered under Section 8 of the Investment Company Act.
           (e) |X| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
           (f) | | An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
           (g) | | A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
           (h) | | A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
           (i) | | A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
           (j) | | Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership:

           Cliffwood Partners LLC
           Cliffwood Equity Fund, L.P.
           Cliffwood Absolute Return Strategy, L.P.
           Cliffwood Absolute Return Strategy, Ltd.
           Cliffwood Value Equity Fund, L.P.
           Oregon Public Employees Retirement Fund

           a. Amount beneficially owned: Cliffwood Equity Fund, L.P. beneficially owns 29,600 common shares of beneficial interests; Cliffwood Absolute Return Strategy, L.P. beneficially owns 139,700 common shares of beneficial interests; Cliffwood
           Absolute Return Strategy, Ltd. beneficially owns 27,100 common shares of beneficial interests; Cliffwood Value Equity Fund, L.P. beneficially owns 1,144,200 shares of common stock, and Oregon Public Employees Retirement Fund beneficially owns 298,600 common shares of beneficial interests (through an account managed by Cliffwood Partners LLC), for an aggregate total of 1,639,200 shares of common stock.

           b. Percent of Class: 6.0% based on 27,136,845 shares outstanding as of August 12, 2003.

     The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Cliffwood Partners LLC for each of Cliffwood Equity Fund, L.P., Cliffwood Absolute Return Strategy, L.P., Cliffwood Absolute Return Strategy, Ltd., Cliffwood Value Equity Fund, L.P. and Oregon Public Employees Retirement Fund's managed account.

Item 5.    Ownership of Five Percent or Less of a Class:

           Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

           Not applicable

Item 8.    Identification and Classification of Members of the Group:

           Not applicable

Item 9.    Notice of Dissolution of Group:

           Not applicable.

Item 10.   Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              October 10, 2003
                                        -------------------------------
                                                   Date


                                               /s/ Carl B. Tash
                                        --------------------------------
                                               Carl B. Tash, CEO

CLIFFWOOD PARTNERS LLC

    /s/ Carl B. Tash
---------------------------
      Carl B. Tash, CEO

CLIFFWOOD EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

    /s/ Carl B. Tash
---------------------------
      Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE RETURN STRATEGY, L.P.
By: Cliffwood Partners LLC, its general partner

    /s/ Carl B. Tash
---------------------------
      Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE STRATEGY, LTD.
By: Cliffwood Partners LLC, as investment manager

    /s/ Carl B. Tash
---------------------------
      Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

    /s/ Carl B. Tash
---------------------------
      Carl B. Tash, CEO